Exhibit 99.1

PRESS RELEASE

Contact:	600 College Road East
Barrier Therapeutics, Inc.	Suite 3200
Anne M. VanLent	Princeton, New Jersey 08540
EVP & CFO
(609) 945-1202	Telephone 609.945.1200
Facsimile 609.945.1212
Lazar Partners Ltd.
Gregory Gin, Investor Relations
(212) 867-1762
Barrier Therapeutics Granted Second Interim Patent Term Extension for Vusion® Ointment

PRINCETON, NJ, March 24, 2008 -- Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, announced today that the U.S. Patent and Trademark Office (USPTO) has granted a second one-year interim patent term extension to United States Patent Number 4,911,932. This patent covers the Vusion® (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment formulation and methods of treating diaper dermatitis. This action extends the term of this patent to March 27, 2009. The Company intends to list this extension in the Orange Book published by the U.S. Food and Drug Administration (FDA).

“Vusion is a key brand for Barrier Therapeutics, and we are pleased to receive this second one-year patent term extension from the USPTO as we continue our efforts to secure the full five-year patent term restoration under the Hatch-Waxman Act which, if granted, could protect Vusion to 2012,” said Mr. Al Altomari, Chief Operating Officer.

This patent was originally scheduled to expire on March 27, 2007. Barrier Therapeutics has applied for up to five years of patent term extension under the United States Drug Price Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Act. This five year application is currently being reviewed by the USPTO, in consultation with the FDA. The interim extension was granted pursuant to a portion of the Hatch-Waxman Act that provides a process for applying for interim extensions of up to one-year at a time, if a patent is scheduled to expire during the review of the application. This second interim grant extends the patent term until March 27, 2009, or until a final determination on the five year application is made, if earlier. Based on the current stage of the review process, the Company does not anticipate a final determination on the five year application prior to March 2009. Accordingly, the Company anticipates that it will request a 3rd interim extension later this year. While the Company has submitted an application for patent term extension until March 2012, it is possible that the USPTO could reject that application or grant an extension for a shorter period of time.

About Vusion Ointment

Vusion Ointment is the only prescription product approved in the U.S. for the treatment of diaper dermatitis, also known as diaper rash, complicated with a documented fungal infection caused by yeast known as Candida in immunocompetent pediatric patients 4 weeks and older. Vusion is a steroid-free formulation that contains the active ingredient miconazole nitrate at a concentration of 0.25%, which directly treats the infection with proven antifungal efficacy. The ointment base for Vusion is comprised of zinc oxide and white petrolatum, which are the main components in most common diaper rash products.

For more information on Vusion Ointment, please call 1-866-440-5508 or visit the product website at www.vusionointment.com. For full prescribing information, please visit www.vusionointment.com.

About Barrier Therapeutics

Barrier Therapeutics, Inc. is a pharmaceutical company focused on the development and commercialization of products in the field of dermatology. Barrier Therapeutics currently markets three pharmaceutical products in the United States: Xolegel® (ketoconazole, USP) Gel, 2%, for seborrheic dermatitis; Vusion® (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment, for diaper dermatitis complicated by documented candidiasis; and Solage® (mequinol 2.0%, tretinoin 0.01%) Topical Solution, for solar lentigines. Barrier Therapeutics has other product candidates in various stages of clinical development for the treatment of a range of dermatological conditions, including onychomycosis, psoriasis, acne, skin allergies, and superficial fungal infections. The company is headquartered in Princeton, New Jersey and has a wholly-owned subsidiary in Geel, Belgium. More information about Barrier Therapeutics can be found on its corporate website at: www.barriertherapeutics.com.

Xolegel, Vusion and Solagé are trademarks of Barrier Therapeutics, Inc.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the eventual term of the Vusion patent and the listing of this extension in the Orange Book. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the actions of the PTO or FDA in their review of the patent term extension application, the efforts of third parties to invalidate or limit the scope of the Vusion patent, the marketplace acceptance of Barrier’s products, Barrier’s ability to execute its commercial and clinical strategy, the decisions of regulatory authorities, the results of clinical trials and strategic decisions regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements, please see the risk factors in the company’s Annual Report on Form 10-K for the year ended December 31, 2007 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.